EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unit Holders, Sponsor and Trustee of

Tax Exempt Securities Trust:

We consent to the use of our report dated July 22, 2005, included herein, on the statements of assets and liabilities of Tax Exempt Securities Trust (comprised of National Trust 372 and New York Trust 234), including the portfolios of securities, as of June 30, 2004, and the related statements of operations and changes in net assets for the period from August 21, 2003 (initial date of deposit) to June 30, 2004.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

July 29, 2005